UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2007

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

567 San Nicholas Drive, Suite 360 Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 719-2200

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 10, 2007, The TriZetto Group, Inc., a Delaware corporation (“TriZetto”), and each of its subsidiaries (together with TriZetto, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Foothill, Inc., as the administrative agent and lender (the “Lender”).

The Credit Agreement amends and restates the Borrowers’ current $100 million credit facility with the Lender and provides that the Lender shall make available to the Borrowers up to $150 million of term debt (the “Term Loan”). The Credit Agreement will expire by its terms on January 5, 2011. All borrowings under the Credit Agreement will bear interest at a per annum rate equal to either (i) the LIBOR rate plus an adjustable applicable margin of between 1.75% and 3.50% or (ii) Wells Fargo’s prime rate plus an adjustable applicable margin of between 0.0% and 2.0%, at the election of the Borrowers, subject to specified restrictions. All borrowings under the Term Loan must be repaid in quarterly installments commencing on April 1, 2007. In the event Borrowers terminate the Credit Agreement prior to its expiration or make certain prepayments, the Borrowers will be required to pay the Lender a termination or prepayment fee equal to 1% of the maximum credit amount in the event of termination or 1% of the prepayment amount in the event of prepayments, subject to specified exceptions.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Borrowers with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates of the Borrowers. The Credit Agreement also includes financial covenants including minimum EBITDA, minimum liquidity, minimum recurring revenue and maximum capital expenditures.

The Company has initially drawn down $75 million from the Term Loan to help fund its acquisition of Quality Care Solutions, Inc., a Nevada corporation (“QCSI”). The acquisition of QCSI is more fully described in Item 2.01 below. The Company expects to use the remaining available credit for general working capital purposes. Under the Credit Agreement, the Borrowers have granted the Lender a security interest in all of the assets of the Borrowers.

TriZetto will file a copy of the Credit Agreement as an exhibit to TriZetto’s next periodic report filed under the Securities Exchange Act of 1934, as amended. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 2.01 — Completion of Acquisition or Disposition of Assets

On January 10, 2007, TriZetto completed its acquisition of QCSI, pursuant to the terms of a previously announced Agreement and Plan of Merger (the “Merger Agreement”). As a result of the acquisition, Quartz Acquisition Corp, a Delaware corporation and wholly owned subsidiary of TriZetto, was merged with and into QCSI and QCSI became a wholly owned subsidiary of TriZetto.

Under the Merger Agreement, TriZetto paid to QCSI stockholders, warrantholders and optionholders an aggregate cash payment, net of cash received in the Merger, of approximately $130,000,000 on the closing date, and will pay up to an additional $12,000,000, including (i) an aggregate cash payment of $5,000,000 on January 31, 2008 (the “Holdback”), and (ii) a contingent aggregate cash payment of up to $7,000,000 on January 31, 2008, based upon license and software maintenance revenues arising from the sale of QCSI products for the twelve (12) month period commencing on January 1, 2007 and ending on December 31, 2007. The amount of the Holdback will be reduced if QCSI has negative working capital, as defined in the Merger Agreement, on the closing date, or to the extent TriZetto is entitled to claims for indemnification as specified in the Merger Agreement. TriZetto also assumed approximately $1,000,000 of QCSI debt.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which was filed as Exhibit 2.1 to TriZetto’s Quarterly Report on Form 10-Q for the three month period ended September 30, 2006, as filed with Securities and Exchange Commission on November 6, 2006.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

TriZetto’s entry into the Credit Agreement described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01 – Regulation FD Disclosure

On January 11, 2007, TriZetto issued a press release announcing that it had completed its acquisition of QCSI, and a press release announcing that it amended its credit facility with the Lender, copies of which are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by this reference.

The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 — Financial Statements and Exhibits.

(a) Financial statements of business acquired.

TriZetto will file the financial statements required by this Item as an amendment to this Form 8-K not later than 71 calendar days after the date on which this Form 8-K is required to be filed.

(b) Pro forma financial information.

TriZetto will file the financial statements required by this Item as an amendment to this Form 8-K not later than 71 calendar days after the date on which this Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued by The TriZetto Group, Inc., dated January 11, 2007.

99.2	Press Release issued by The TriZetto Group, Inc., dated January 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: January 16, 2007	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by The TriZetto Group, Inc., dated January 11, 2007.

99.2	Press Release issued by The TriZetto Group, Inc., dated January 11, 2007.